Exhibit 99.3

STORE Capital Announces Closing of Secondary Offering of Common Stock

SCOTTSDALE, Ariz., April 1, 2016 - STORE Capital Corporation (“STORE Capital”) (NYSE: STOR), an internally managed net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate, announced today that STORE Holding Company, LLC (the “STORE Holding”), a stockholder affiliated with Oaktree Capital Management, L.P., has completed its public offering of  33,336,144 shares of STORE Capital’s common stock, at a public offering price of $25.25 per share. With the completion of this offering, STORE Holding no longer holds any shares of STORE Capital common stock. STORE Capital did not receive any proceeds from the sale of shares of common stock sold by STORE Holding.

“At the time of our November 2014 IPO, Oaktree indirectly owned over 71% of our total shares outstanding, and 17 months later they have fully exited their position which reflects the strong performance of our common stock since our IPO in November 2014.  From IPO to exit, this has certainly set a high watermark for a quick and profitable sell down by a private equity sponsor,” said Christopher Volk, Chief Executive Officer. “We thank Oaktree for all of their support in STORE’s development, growth and evolution to one of the largest and fastest-growing net-lease REITs in the country.  With this final and expected sale of shares by our founding institutional shareholder, STORE will continue our orderly transition to a Board principally comprised of independent members.”

Goldman, Sachs & Co. acted as sole underwriter for the offering.

A shelf registration statement (including a prospectus) relating to these securities has been filed with the Securities and Exchange Commission (the “SEC”) and has become effective. The offering of these securities was made only by means of a prospectus supplement and accompanying prospectus, which are on file with the SEC. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities.

About STORE Capital

STORE Capital Corporation is an internally managed net-lease real estate investment trust, or REIT, that is the leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is its target market and the inspiration for its name. STORE Capital is one of the largest and fastest growing net-lease REITs and owns a large, well-diversified portfolio that consists of investments in 1,325 property locations, substantially all of which are profit centers, in 46 states as of December 31, 2015.

Forward-Looking Statements

Certain statements contained in this press release that are not historical facts may contain forward-looking statements. Forward-looking statements can be identified by the use of words such as “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximate” or “plan,” or the negative of these words and phrases or similar words or phrases. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. For more information on risk factors for STORE Capital’s business, please refer to the periodic reports it files with the SEC from time to time. These forward-looking statements speak only as of the date of this press release and should not be relied upon as predictions of future events. STORE Capital expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein, to reflect any change in STORE Capital’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except as required by law.

Contact

Financial Profiles
Moira Conlon, 310-622-8220
STORECapital@finprofiles.com